Carriage Services Announces
First Quarter and April 2020 Results;
Updated 2020 and Confirm 2021/2022 Outlook;
Dividend Increase; and
New Five Year Good To Great Shareholder Value Creation Incentive Plan.
Conference call on Wednesday, May 20, 2020 at 9:30 a.m. central time.
HOUSTON – May 19, 2020 – Carriage Services, Inc. (NYSE: CSV) today announced results for the first quarter ended March 31, 2020.
Mel Payne, Chairman and Chief Executive Officer, stated, “This First Quarter earnings release will be a continuation of my recent 2019 Shareholder Letter, which is incorporated herein by reference, as well as a much more comprehensive explanation about the present and future performance expectations of our company during and after the Coronavirus Crisis which has devastated our country and economy over the last two months. The greatest takeaway from this release will be the verbatim paragraph from Page 5 of my 2019 Shareholder Letter, as follows:

“Reflecting back on Carriage’s performance decline in 2018, the performance turnaround we have already achieved, and the performance milestones we will achieve over the next three years, our company will have executed what we believe in hindsight will be viewed as a complete Carriage Leadership, Portfolio High Performance, Balance Sheet, Earnings and Free Cash Flow Transformation as a Value Creation Platform.”
We view the current harsh conditions under which our industry and company are operating as a huge opportunity to step up to the unprecedented challenges and show anyone who might be interested in our company that even a once in a lifetime Coronavirus Pandemic Crisis will not deter our leadership and wonderful people in all areas, but especially our operating businesses, from proving every word of the above paragraph to be profoundly true.
Shown below are summary comparative results from our First Quarter followed by our April 2020 comparative results, an updated Rolling Four Quarter Outlook and THREE YEAR SCENARIO with Roughly Right Performance Ranges, plus other sections critical for a comprehensive understanding of the present and future value creation potential of our company,” concluded Mr. Payne.
First Quarter 2020 Comparative Results
Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019
• Total Revenue of $77.5 million, an increase of 12.2%;
• Total Field EBITDA of $30.1 million, an increase of 6.3%;
• Total Field EBITDA Margin down 220 basis points to 38.8%;
• Adjusted Consolidated EBITDA of $22.8 million, an increase of 9.5%;
• Adjusted Consolidated EBITDA Margin down 70 basis points to 29.5%;
• Adjusted Net Income of $6.1 million, a decrease of 10.8%;
• Adjusted Diluted Earnings Per Share of $0.35, a decrease of 7.9%;
• Adjusted Free Cash Flow of $12.6 million, an increase of 30.7%;
• Net Loss of $4.2 million, a decrease of 164.3%; and
• GAAP Diluted Loss Per Share of $0.23, a decrease of 163.9%.
Bill Goetz, President and Chief Operating Officer, stated, “Our performance through mid-March was on track to deliver a traditionally very strong first quarter performance despite just getting initial momentum in March with our four large acquisitions from the fourth quarter. The last two weeks of March were a sudden shock to our operations while we dealt with the mandated shut down and stay at home orders that spread across the country. The result was significantly lower funeral revenue averages and cemetery preneed property sales in March that were not offset by higher volumes or cost reductions, which led to lower year over year Field EBITDA Margins and Consolidated EBITDA Margins not only in March but for the entire first quarter.
The huge performance highlight of the quarter was an increase of 30.7% in Free Cash Flow to $12.6 million, which was 16.3% of revenue representing a new value creation metric titled Adjusted Free Cash Flow Margin. This metric over time is expected to fully reflect better than any other our transformation as a value creation platform during our milestone three year scenario ending in 2022.
April Comparative 2020 Results
• Total Revenue of $25.4 million, an increase of 3.6%;
• Total Field EBITDA of $11.1 million, an increase of 1.3%;
• Total Field EBITDA Margin down 100 basis points to 43.5%;
• Adjusted Consolidated EBITDA of $8.8 million, an increase of 7.2%;
• Adjusted Consolidated EBITDA Margin of 34.6%, an increase of 120 basis points;
• Adjusted Net Income of $2.9 million, a decrease of 3.2%;
• Adjusted Diluted Earnings Per Share of $0.17, flat year over year;
• Estimated Free Cash Flow of $8.2 million, an increase of 41.1%; and
• Estimated Free Cash Flow Margin of 32.3%.
Our Executive Team reacted quickly during March to enact cost reduction measures to bring down our overhead costs for the duration of the Coronavirus Crisis. Moreover, our operations teams across the portfolio quickly adopted operating strategies during the last two weeks of March to adapt our service and financial performance to the harsh local conditions and fear of the unknown within our client family communities. Each week during April we gained funeral and cemetery revenue momentum and finished the month strong, and early revenue trends in May are highly encouraging, especially with our funeral revenue averages trending up near normalized averages prior to the Coronavirus Crisis.
Our April financial performance was simply amazing, as a 3.6% increase in Total Revenue produced a 7.2% increase in Adjusted Consolidated EBITDA and 41.1% increase in Adjusted Free Cash Flow. The Adjusted Consolidated EBITDA Margin was a record high 34.6% for one month and Adjusted Free Cash Flow was $8.2 million equal to 93% of Adjusted Consolidated EBITDA of $8.8 million because of low cash interest in April and a clampdown on capital expenditures. The Adjusted Free Cash Flow Margin of 32.3% was also a record high and enabled us to build cash and liquidity throughout the month of April at the peak of the Coronavirus Crisis harsh operating environment across much of our portfolio.
While we are fully aware that such an outperformance for one month in the midst of crisis is not sustainable, April validates the power of our unique Standards Operating Model and our passionate focus on decentralized decision making and entrepreneurialism by highly talented and aligned Managing Partners and their teams of employees. April performance also serves as an important data reference point as to what is possible as we execute our three core models and strategic plan over the next five years.
Acquisition Integration
In our previous earnings press release on February 19, 2020, we outlined a Milestone Three Year Scenario that included three distinct time periods: 6 months of integration and transition through June 30, 2020; 12 months of normalized earnings, Adjusted Free Cash Flow and deleveraging of our balance sheet as we substantially improve our credit profile ahead of a planned high yield bond refinancing in the middle to latter part of 2021; and finally, an 18 month period of optimized performance with the existing portfolio of businesses leading to increased Free Cash Flow and shareholder value creation capital deployment opportunities in 2022 and thereafter.
We have continued to execute on the integration plans for each of the four acquisitions we closed during the fourth quarter of 2019 and, as a group, the operating and financial performance has improved every month so far in 2020, even in the midst of the current Coronavirus Crisis. The performance of these acquired businesses during this unprecedentedly harsh operating environment demonstrates the strength of each local franchise, led by talented

Managing Partners who have embraced Carriage’s decentralized Standards Operating Model and are appreciative of being able to operate and grow their business with Carriage's first class operating and back office support. The progress of integration over the last several months also highlights Carriage’s ability to successfully integrate a number of large businesses concurrently, which is another testament to the talent of our leadership teams in all areas.
Acquisition Funeral Home EBITDA Margin was 38.9% and Acquisition Cemetery Field EBITDA Margin was 42.7% in April, both of which were significant trend improvements compared to first quarter results. Once fully integrated, our four latest acquisitions and in particular Fairfax Memorial Park and Funeral Home will lead to a more predictable earnings and Free Cash Flow growth profile for Carriage," concluded Mr. Goetz.
Updated Three Year Roughly Right Scenario
Ben Brink, Chief Financial Officer, stated, “We previously announced a delay in our earnings release which gave us the opportunity to finalize our April operating and financial results and observe two full weeks of funeral home and cemetery revenue trends in May in order to provide an updated ‘roughly right’ scenario for the balance of 2020, particularly given the short term negative impact of the Coronavirus Crisis on normalized revenue. Our updated 2020 Post Covid-19 Roughly Right Ranges of performance are our best estimates of how Carriage returns to a relative state of normal operations and financial performance over the course of the year as state and local restrictions on gatherings and related orders gradually come to an end. We expect Free Cash Flow for 2020 to be in line with our previously published outlook for 2020 which shows the resilient cash flow nature of the funeral and cemetery industry as well as the strength and flexibility of our operating model.
We are also pleased to reaffirm our Roughly Right Ranges of performance for 2021 and 2022 as shown below. The performance and response from the entire Carriage Team of High Performance Teams represent the gold standard for Leadership in Times of Crisis and confirms our conviction in our ability to achieve the financial and operational performance milestone goals in our Three Year Scenario.

MILESTONE THREE YEAR SCENARIO

		Roughly Right Ranges
		Years Ending December 31 (millions)
	Actual 2019	Pre-COVID 2020	Post-COVID 2020	2021	2022	Midpoint Three Year CAGR
Total Revenue	$274.1	$315 - $319	$300 - $306	$320 - $324	$328 - $332	6.4%
Total Field EBITDA	$109.8	$127 - $131	$116 - $120	$133 - $137	$139 - $144	8.8%
Total Field EBITDA Margin	40.0%	40% - 41%	39% - 40%	41% - 42%	42% - 43%	2.0%
Adjusted Consolidated EBITDA	$76.6	$92 - $96	$87 - $91	$97 - $101	$102 - $106	10.7%
Adjusted Consolidated EBITDA Margin	27.9%	29% - 30%	29% - 30%	30% - 31%	31% - 32%	4.1%
Adjusted Diluted EPS	$1.25	$1.55 - $1.65	$1.36 - $1.42	$1.92 - $2.10	$2.25 - $2.40	23.0%
Adjusted Free Cash Flow	$37.4	$42 - $45	$43 - $45	$53 - $56	$60 - $63	18.0%
Adjusted Free Cash Flow Margin	13.6%	13.5% - 14.0%	14.4% - 14.9%	16.6% - 17.1%	18.3% - 18.8%	10.9%
Total Debt Outstanding	$502.9	$480 - $490	$480 - $490	$440 - $450	$390 - $440	(6.2)%
Total Debt to EBITDA Multiple	6.6*	5.0 - 5.2	5.4 - 5.5	4.3 - 4.5	3.8 - 4.0
* Doesn’t include Proforma for Acquisitions
The most relevant and powerful metric that best defines Carriage’s transformation into a superior shareholder value creation platform by 2022 is the Adjusted Free Cash Flow Margin, which trends up rapidly from 13.6% in 2019 to a range of 18.3%-18.8% in 2022 after the final transformative step of refinancing $400 million of 6 5/8% senior notes sometime in the middle to latter half of 2021.

Liquidity, Leverage, Free Cash Flow, Senior Note Refinancing Outlook
We produced Adjusted Free Cash Flow from operations for the three months ended March 31, 2020 of $12.6 million compared to Adjusted Free Cash Flow from operations of $9.6 million for the corresponding period in 2019. A reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow for the three months ended March 31, 2019 and 2020 is shown below as follows (in thousands):

	For the Years Ended March 31,

	2019	2020
Cash flow provided by operations	$10,994	$13,546
Cash used for maintenance capital expenditures	(1,693)	(1,556)
Free Cash Flow	$9,301	$11,990

Plus: Incremental Special Items:
Acquisition and Divestiture Costs	—	114
Severance and Retirement Costs	217	288
Litigation Reserve	125	75
Natural Disaster Costs	—	140
Adjusted Free Cash Flow	$9,643	$12,607
Adjusted Free Cash Flow through the first four months in 2020 increased 35% to about $21 million on Total Revenue of $102.9 million, representing an Adjusted Free Cash flow Margin of 20.4%. Such a high percentage of recurring Free Cash Flow on our revenue provides for our daily liquidity needs, supports our ability to cover large semiannual bond interest payments in June and December and to substantially reduce principal amounts outstanding on our debt. We will focus on accelerating our deleveraging plan over the next year in preparation for a senior note refinancing, which would then accelerate our return to a steady state policy total leverage ratio of about 4 to 1, enabling us to again allocate Free Cash Flow more flexibly to maximize the intrinsic value of CSV per share.
Our Adjusted Free Cash Flow for the rest of 2020 will benefit from a reduction in cash taxes and a decrease in planned capital expenditures. This increasing amount of recurring Free Cash Flow, driven by improving performance of our operating businesses over the next 12 months, will position Carriage to pursue a Senior Note refinancing with an improved credit profile during the middle to latter half of next year.
We believe the current historically low interest rate environment will continue for the foreseeable future and, should that prove true, we should be able to refinance our high yield notes at a materially lower rate than the current 6.625%, which priced in May of 2018 at 368 basis points spread over the 10 year Treasury yield, 3.0% at the time and now 0.66%. The realistic potential for a much stronger company credit profile producing a much smaller basis point spread over a much lower 10 year treasury yield means that we could realize lower cash interest of $8 million to $10 million within a twelve to eighteen month period, greatly accelerating Free Cash Flow growth from our existing portfolio in 2021 and 2022.
Capital Allocation Over Next Three Years; DIVIDEND INCREASE
The steady growth of Free Cash Flow will provide Carriage greater financial flexibility to execute on an expanded number of shareholder value creation opportunities over the next five years of our Good To Great Journey Part II. Our immediate focus is on operational improvement, integration of recent acquisitions and a reduction of our total debt through internally generated Free Cash Flow and proceeds from divestitures of certain underperforming businesses.
We are pleased to announce the decision by our Board of Directors to increase our annual dividend $0.05 to $0.35 annually beginning with the next dividend declaration in the third quarter. This represents a current annual dividend yield of 2.5% on CSV shares and demonstrates our confidence in the growing cash earning power of Carriage and a commitment to a balanced shareholder value creation capital allocation program.

Trust Fund Market Crash Preparation and Capital Deployment / Results
Shown below are consolidated performance metrics for the discretionary preneed trust fund portfolios (preneed funeral, preneed cemetery and cemetery perpetual care) at key dates since December 31, 2019.

CSV Discretionary Preneed Trust Holdings (in millions)
At December 31, 2019	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$114,519	55.1%	$118,668	55.7%	$4,148	$7,532
Equity	77,815	37.4%	78,957	37.0%	1,142	2,568
Cash & Cash Equivalents	15,518	7.5%	15,518	7.3%	—	70
Total	$207,852	100.0%	$213,143	100.0%	$5,290	$10,170

At February 19, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$88,411	40.6%	$91,938	41.3%	$3,527	$6,969
Equity	88,219	40.6%	89,955	40.4%	1,736	2,652
Cash & Cash Equivalents	40,934	18.8%	40,934	18.3%	—	477
Total	$217,564	100.0%	$222,827	100.0%	$5,263	$10,098

At March 6, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$88,371	40.3%	$89,039	43.2%	$668	$6,957
Equity	76,951	35.1%	63,239	30.7%	(13,711)	2,345
Cash & Cash Equivalents	53,876	24.6%	53,876	26.1%	—	85
Total	$219,198	100.0%	$206,154	100.0%	$(13,043)	$9,387

At May 15, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Estimated Annual Income
Fixed Income	$119,708	54.5%	$109,162	57.4%	$(10,546)	$10,442
Equity	91,312	41.5%	72,281	38.0%	(19,031)	2,551
Cash & Cash Equivalents	8,776	4.0%	8,776	4.6%	—	10
Total	$219,796	100.0%	$190,219	100.0%	$(29,577)	$13,003
Early in the year we began to be more cautious in our preneed trust fund portfolio as equity markets made all time highs on February 19th. By March 9th when 10 Year Treasury Yields had culminated a historic decline from 1.92% on December 31, 2019 to 0.54%, while oil prices had plummeted about 50% since December 31, 2019 with the collapse of the OPEC+ supply agreement between Saudi Arabia and Russia, we had raised our cash level to about 25% with an allocation of 40% to fixed income and only 35% to equities.
Over the course of the past 11 weeks we have executed an extensive trust fund portfolio repositioning strategy using the over $50 million in cash we raised from existing portfolio positions and from new preneed trust assets that were a part of the acquisitions closed in the fourth quarter. We put most of our deployed capital to work during the two week period from Monday, March 9th to Monday, March 23rd when the VIX Index was highly elevated above 50, hitting an all time high of 82.69 on March 16th.
In our equity portfolio we focused on either adding to existing core positions or establishing new positions in companies that we believe will weather the Coronavirus Crisis economic damage and emerge in either a stronger industry position or at the very least with an enterprise whose earnings and Free Cash Flow have not been permanently diminished or diluted by high cost survival financings during the economic shut down and likely slow recovery and whose cost basis in the shares purchased are a huge discount to intrinsic value in a more normalized economic environment.
We also focused on the goal of substantially increasing recurring annual income in our portfolio by adding quality companies to our equity dividend portfolio that have the financial flexibility and capacity to continue to pay their dividends at pre-Coronavirus levels going forward and are committed to doing so. In our fixed income portfolio we took advantage of severe price dislocation because of the lack of liquidity in the high yield over the counter market in

March to add to a number of our existing holdings that we know well at significant price discounts to par and selectively added new companies to the portfolio that based on our credit analysis have the ability to make it to the other side of this economic crisis while continuing to pay their interest and principal when due without a major debt restructuring or bankruptcy.
The results of this initial phase of our trust fund repositioning strategy will provide significant benefits to Carriage’s reported Financial Revenue, EBITDA, EPS and Free Cash Flow in both the short and long term. The $4.5 million equal to a 53% increase in recurring annual income in our trust fund portfolio as of May 15th from approximately $52 million in a new capital deployment since March 6th will improve the cash earnings from our cemetery perpetual care accounts immediately and provide an increased earnings stream to be allocated to long life preneed contracts. Added capital gains appreciation expected over a longer term will additionally benefit preneed funeral and cemetery contracts and has the potential to provide upside to our Milestone Three Year Scenario,” concluded Mr. Brink.
Good To Great II Five Year Shareholder Value Creation Incentive Plan
Mr. Payne further stated, “Since the Black Monday market crash on October 19, 1987, I have learned by studying the investment masters of the last thirty years that patience is a great virtue in producing superior long-term investment returns. As the co-founder and only CEO of Carriage, as well as its largest shareholder with an approximate 10% ownership stake including holdings of my son and daughter, I believe the last almost 29 years of patience while building Carriage is finally going to be rewarded. All the pieces that are necessary for Carriage to become a superior stockholder value creation investment platform are now in place. I strongly recommend that anyone interested in Carriage as a long-term investment holding of any size read carefully and reflect upon the qualitative descriptions of our High Performance Culture Framework contained in our recent proxy statement.
I am highly honored, but even more excited, to briefly describe the new GTG II Plan for 47 of our senior leaders, including for the first time the 10 Standards Council Members. This plan for our senior leadership teams above the individual business unit level syncs up perfectly with our annual Being the Best Pinnacle and Five Year Good to Great value creation Awards for the Managing Partners at each business, which are the most generous “pay for high performance” incentive awards in the history of deathcare consolidation over the last 60 years. The Coronavirus Pandemic Crisis was the first external shock since Carriage was founded to materially impact funeral and cemetery operations in our industry and thus provides a unique opportunity for our leadership teams comprising the 47 participants to validate the near and long term performance power of the unorthodox ideas and concepts that define our three core business models.
The GTG II Plan enables us to clean up as well as broaden and simplify the fragmented nature of our first two incentive programs (now cancelled) based on five year compounded share price increases that were approved in early 2019 and more recently on February 19, 2020, the peak of the bull market that began on March 6/9, 2009. We realize that GTG II is highly unorthodox to fit the rare set of circumstances in the current environment and for that reason will not be needed or repeated in the future. We are highly convinced that the 47 participants in GTG II are the “Right People in the Right Seats on the Carriage Bus at the Right Time” and that the next five year timeframe of Carriage’s Good To Great Journey that began on January 1, 2020 will produce market beating investment returns much like during the first five year timeframe from 2012 to 2016.

The concept of GTG II is simple: the 47 participant leaders must exceptionally execute the three core business models of Carriage to produce higher and sustainable operating and financial performance over the five year timeframe ending in 2024, including especially wise and savvy allocation of capital primarily in the form of increasing Free Cash Flow, to maximize the intrinsic value of each outstanding common share during the five year vesting period. Starting with a recent reference base price of $14.38 per share, GTG II Incentive Awards would be earned by the CSV share price compounding to exceed five different categories over five years of 20%, 25%, 30%, 35% and 40%, as shown in the table below:

	Five Year CSV Share Price CAGR
	20%	25%	30%	35%	40%
Vesting Share Price by 2024	$35.78	$43.88	$53.39	$64.48	$77.34
Beginning Reference Price	14.38	14.38	14.38	14.38	14.38
CSV Share Price Increase	$21.40	$29.50	$39.01	$50.10	$62.96
Shareholder Value Increase @ 18m Shares (in millions)	$385.2	$531.0	$702.2	$901.8	$1,100.0

Total CSV Share Awards (in thousands)	382.9	605.1	823.2	1,000.0	1,100.0
Total Value of Share Awards @ Vesting Price (in millions)	$13.7	$26.6	$44.0	$64.6	$88.5
Percent of Shareholder Value Created	3.56%	5.00%	6.26%	7.16%	7.81%
As reflected above, the 47 members of Carriage who are leading and supporting the creation of long term shareholder value would share in a larger percentage of the incremental value created in five CAGR categories from 20% to 40%, but earn no award unless our share price reaches a minimum of $35.78 (20% CAGR) by the end of 2024. Highly relevant to existing shareholders, any of the CAGR categories achieved is a desirable event because the Incentive Awards are paid after five years in appreciated shares. The GTG II Program is therefore a pure form of shareholder aligned “Pay For Long Term Performance.”
If we only achieve a share price of $35 - $36 per share by 2024 and no GTG II incentive awards earned, I would personally benefit from having the highest net worth in my life but would also be more extremely upset than at any time in my life because the wonderful and deserving other 46 members received nothing. While no one can predict future market conditions or uncontrollable events, especially after the recent Gold Standard of a Black Swan Event called Coronavirus, I have complete confidence that our incredibly talented leadership teams led by Bill Goetz will be deep in the GTG II Incentive Award Money by the end of 2024!,” concluded Mr. Payne.
CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, May 20, 2020 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (ID-2275039) and ask for the Carriage Services conference call. A replay of the conference call will be available through May 25, 2020 and may be accessed by dialing 855-859-2056 (ID-2275039). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Viki Blinderman at 713-332-8568 or Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2019	2020	% Change

Same Store Contracts
Atneed Contracts	6,821	7,278	6.7%
Preneed Contracts	1,468	1,484	1.1%
Total Same Store Funeral Contracts	8,289	8,762	5.7%
Acquisition Contracts
Atneed Contracts	910	2,020	122.0%
Preneed Contracts	140	188	34.3%
Total Acquisition Funeral Contracts	1,050	2,208	110.3%
Total Funeral Contracts	9,339	10,970	17.5%

Funeral Operating Revenue
Same Store Revenue	$45,018	$44,866	(0.3%)
Acquisition Revenue	6,953	11,714	68.5%
Total Funeral Operating Revenue	$51,971	$56,580	8.9%

Cemetery Operating Revenue
Same Store Revenue	$11,289	$10,945	(3.0%)
Acquisition Revenue	—	2,799
Total Cemetery Operating Revenue	$11,289	$13,744	21.7%

Total Financial Revenue	$3,794	$4,293	13.2%

Other Revenue	$—	$1,151

Total Divested/Planned Divested Revenue	$2,027	$1,722	(15.0%)

Total Revenue	$69,081	$77,490	12.2%

Field EBITDA
Same Store Funeral EBITDA	$18,071	$17,236	(4.6%)
Same Store Funeral EBITDA Margin	40.1%	38.4%	(170 bp)
Acquisition Funeral EBITDA	2,739	4,245	55.0%
Acquisition Funeral EBITDA Margin	39.4%	36.2%	(320 bp)
Total Funeral EBITDA	$20,810	$21,481	3.2%
Total Funeral EBITDA Margin	40.0%	38.0%	(200 bp)

Same Store Cemetery EBITDA	$3,661	$3,151	(13.9%)
Same Store Cemetery EBITDA Margin	32.4%	28.8%	(360 bp)
Acquisition Cemetery EBITDA	—	827
Acquisition Cemetery EBITDA Margin	—%	29.5%	2,950 bp
Total Cemetery EBITDA	$3,661	$3,978	8.7%
Total Cemetery EBITDA Margin	32.4%	28.9%	(350 bp)

Total Financial EBITDA	$3,393	$3,874	14.2%
Total Financial EBITDA Margin	89.4%	90.2%	80 bp

Other EBITDA	—	$295
Other EBITDA Margin	—%	25.6%

Total Divested/Planned Divested EBITDA	$459	$466	1.5%
Total Divested/Planned Divested EBITDA Margin	22.6%	27.1%	450 bp

Total Field EBITDA	$28,323	$30,094	6.3%
Total Field EBITDA Margin	41.0%	38.8%	(220 bp)

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2019	2020	% Change

Overhead
Total Variable Overhead	$1,938	$1,636	(15.6%)
Total Regional Fixed Overhead	1,001	1,038	3.7%
Total Corporate Fixed Overhead	4,877	5,197	6.6%
Total Overhead	$7,816	$7,871	0.7%
Overhead as a percentage of Revenue	11.3%	10.2%	(110 bp)

Consolidated EBITDA	$20,507	$22,223	8.4%
Consolidated EBITDA Margin	29.7%	28.7%	(100 bp)

Other Expenses and Interest
Depreciation & Amortization	$4,323	$4,549	5.2%
Non-Cash Stock Compensation	585	831	42.1%
Interest Expense	6,328	8,428	33.2%
Accretion of Discount on Convertible Subordinated Notes	57	65	14.0%
Impairment of Goodwill and Other Intangibles	—	14,693
Other, Net	13	4
Pre-Tax Income (Loss)	$9,201	$(6,347)	(169.0%)
Expense (Benefit) for Income Taxes	2,577	(2,136)
Tax Adjustment Related to Certain Discrete Items	99	(14)
Net Tax Expense (Benefit)	2,676	(2,150)
GAAP Net Income (Loss)	$6,525	$(4,197)	(164.3%)

Special Items, Net of Tax, except for **
Acquisition and Divestiture Expenses	$—	$90
Severance and Retirement Costs	171	228
Accretion of Discount on Convertible Subordinated Notes **	57	65
Net Impact of Impairment of Goodwill and Other Intangibles	—	9,757
Litigation Reserve	99	59
Natural Disaster Costs	—	111

Adjusted Net Income	$6,852	$6,113	(10.8%)
Adjusted Net Profit Margin	9.9%	7.9%	(200 bp)

Adjusted Basic Earnings Per Share	$0.38	$0.35	(7.9%)
Adjusted Diluted Earnings Per Share	$0.38	$0.35	(7.9%)

GAAP Basic Earnings (Loss) Per Share	$0.36	$(0.23)	(163.9%)
GAAP Diluted Earnings (Loss) Per Share	$0.36	$(0.23)	(163.9%)

Weighted Average Basic Shares Outstanding	18,057	17,805
Weighted Average Diluted Shares Outstanding	18,097	17,805

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$20,507	$22,223	8.4%
Acquisition and Divestiture Expenses	—	114
Severance and Retirement Costs	217	288
Litigation Reserve	125	75
Natural Disaster Costs	—	140
Adjusted Consolidated EBITDA	$20,849	$22,840	9.5%
Adjusted Consolidated EBITDA Margin	30.2%	29.5%	(70 bp)

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

		(unaudited)
	December 31, 2019	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$716	$11,920
Accounts receivable, net	21,478	20,845
Inventories	6,989	7,188
Prepaid and other current assets	10,667	14,447
Total current assets	39,850	54,400
Preneed cemetery trust investments	72,382	60,776
Preneed funeral trust investments	96,335	81,377
Preneed cemetery receivables, net	20,173	20,402
Receivables from preneed trusts	18,024	18,089
Property, plant and equipment, net	279,200	278,995
Cemetery property, net	87,032	101,797
Goodwill	398,292	396,696
Intangible and other non-current assets, net	32,116	33,457
Operating lease right-of-use assets	22,304	21,891
Cemetery perpetual care trust investments	64,047	52,677
Total assets	$1,129,755	$1,120,557
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$3,150	$3,219
Accounts payable	8,413	6,425
Accrued and other liabilities	24,026	23,788
Convertible subordinated notes due 2021	—	6,042
Total current liabilities	35,589	39,474
Long-term debt, net of current portion	5,658	5,462
Credit facility	82,182	112,509
Convertible subordinated notes due 2021	5,971	—
Senior notes due 2026	395,447	395,575
Obligations under finance leases, net of current portion	5,854	5,776
Obligations under operating leases, net of current portion	21,533	21,106
Deferred preneed cemetery revenue	46,569	46,980
Deferred preneed funeral revenue	29,145	29,363
Deferred tax liability	41,368	45,491
Other long-term liabilities	1,737	1,435
Deferred preneed cemetery receipts held in trust	72,382	60,776
Deferred preneed funeral receipts held in trust	96,335	81,377
Care trusts’ corpus	63,416	52,774
Total liabilities	903,186	898,098
Commitments and contingencies
Stockholders’ equity:
Common stock	259	259
Additional paid-in capital	242,147	242,234
Retained earnings	86,213	82,016
Treasury stock	(102,050)	(102,050)
Total stockholders’ equity	226,569	222,459
Total liabilities and stockholders’ equity	$1,129,755	$1,120,557

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended March 31,
	2019	2020

Revenue:
Service revenue	$36,652	$40,732
Property and merchandise revenue	28,579	31,271
Other revenue	3,850	5,487
	69,081	77,490
Field costs and expenses:
Cost of service	18,097	21,057
Cost of merchandise	22,261	25,063
Cemetery property amortization	849	877
Field depreciation expense	3,085	3,290
Regional and unallocated funeral and cemetery costs	2,789	2,756
Other expenses	400	1,276
	47,481	54,319
Gross profit	21,600	23,171

Corporate costs and expenses:
General, administrative and other	5,612	5,946
Home office depreciation and amortization	389	382
	6,001	6,328
Impairment of goodwill and other intangibles	—	(14,693)
Operating income	15,599	2,150

Interest expense	(6,328)	(8,428)
Accretion of discount on convertible subordinated notes	(57)	(65)
Other, net	(13)	(4)
Income (loss) before income taxes	9,201	(6,347)
Benefit (expense) for income taxes	(2,577)	2,136
Tax adjustment related to certain discrete items	(99)	14
Total benefit (expense) for income taxes	(2,676)	2,150
Net income (loss)	$6,525	$(4,197)

Basic earnings (loss) per common share	$0.36	$(0.23)
Diluted earnings (loss) per common share	$0.36	$(0.23)

Dividends declared per share:	$0.075	$0.075
Weighted average number of common and common equivalent shares outstanding:
Basic	18,057	17,805
Diluted	18,097	17,805

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended March 31,
	2019	2020
Cash flows from operating activities:
Net income (loss)	$6,525	$(4,197)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,323	4,549
Provision for bad debt and credit losses	366	690
Stock-based compensation expense	585	831
Deferred income tax expense	991	3,596
Amortization of deferred financing costs	94	200
Amortization of capitalized commissions on preneed contracts	138	141
Accretion of discount on convertible subordinated notes	57	65
Accretion of discount, net of debt premium on senior notes	120	75
Net loss on sale of businesses and disposal of other assets	167	60
Goodwill and other Impairments	—	14,693
Other	294	468
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	630	2,179
Inventories, prepaid and other current assets	736	(8,748)
Intangible and other non-current assets	(24)	(103)
Preneed funeral and cemetery trust investments	(1,269)	(2,890)
Accounts payable	(2,895)	(2,133)
Accrued and other liabilities	(1,586)	(563)
Deferred preneed funeral and cemetery revenue	117	1,080
Deferred preneed funeral and cemetery receipts held in trust	1,625	3,553
Net cash provided by operating activities	10,994	13,546

Cash flows from investing activities:
Acquisitions	—	(28,000)
Net proceeds from the sale of other assets	100	78
Capital expenditures	(3,543)	(2,738)
Net cash used in investing activities	(3,443)	(30,660)

Cash flows from financing activities:
Borrowings from the credit facility	10,100	63,200
Payments against the credit facility	(16,200)	(33,000)
Payment of debt issuance costs related to the 6.625% senior notes	—	(14)
Payments on acquisition debt and obligations under finance leases	(471)	(487)
Payments on contingent consideration recorded at acquisition date	(162)	(169)
Proceeds from the exercise of stock options and employee stock purchase plan contributions	746	361
Taxes paid on restricted stock vestings and exercises of non-qualified options	(174)	(234)
Dividends paid on common stock	(1,360)	(1,339)
Net cash provided by (used in) financing activities	(7,521)	28,318

Net increase in cash and cash equivalents	30	11,204
Cash and cash equivalents at beginning of year	644	716
Cash and cash equivalents at end of year	$674	$11,920

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
The Company’s GAAP financial statements accompany this press release. Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The Non-GAAP financial measures include “Special Items”, “Adjusted Net Income”, “Consolidated EBITDA”, “Adjusted Consolidated EBITDA”, “Adjusted Consolidated EBITDA Margin”, “Adjusted Free Cash Flow”, “Funeral, Cemetery and Financial EBITDA”, “Total Field EBITDA”, “Total Field EBITDA Margin”, “Other Funeral Revenue”, “Other Funeral EBITDA”, “Divested/Planned Divested Revenue”, “Divested/Planned Divested EBITDA”, “Divested/Planned Divested EBITDA Margin”, “Adjusted Basic Earnings Per Share”, “Adjusted Diluted Earnings Per Share”, and “Total Debt to EBITDA Multiple” in this press release. These financial measurements are defined as similar GAAP items adjusted for Special Items and are reconciled to GAAP in this press release. In addition, the Company’s presentation of these measures may not be comparable to similarly titled measures in other companies’ reports. The definitions used by the Company for our internal management purposes and in this press release are as follows:

•
Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. Special Items are typically taxed at the federal statutory rate, except for the accretion of the discount on convertible subordinated notes, as this is a non-tax deductible item. Additionally, the net impact of impairment of goodwill and other intangibles special item is net of the operating tax rate of 33.6%.

•
Adjusted Net Income is defined as net income plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

•	Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.

•
Adjusted Consolidated EBITDA is defined as Consolidated EBITDA plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

•	Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of revenue.

•	Adjusted Free Cash Flow is defined as net cash provided by operations, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.

•
Funeral Field EBITDA is defined as Funeral Gross Profit, excluding depreciation and amortization, regional and unallocated costs, impairment of goodwill and other intangibles, Financial EBITDA related to the Funeral Home segment, Other Funeral EBITDA and Divested/Planned Divested EBITDA.

•	Cemetery Field EBITDA is defined as Cemetery Gross Profit, excluding depreciation and amortization, regional and unallocated costs and Cemetery Financial EBITDA related to the Cemetery segment.

•	Funeral Financial EBITDA is defined as Funeral Financial Revenue less Funeral Financial Expenses.

•	Cemetery Financial EBITDA is defined as Cemetery Financial Revenue less Cemetery Financial Expenses.

•
Total Field EBITDA is defined as Gross Profit, excluding field depreciation, cemetery property amortization, impairment of goodwill and other intangibles and regional and unallocated funeral and cemetery costs.

•	Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of revenue.

•	Other Funeral Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business.

•	Other Funeral EBITDA is defined as Other Funeral Revenue, less expenses related to our ancillary businesses noted above.

•	Divested/Planned Divested Revenue is defined as revenues from five funeral home businesses that we divested as of December 31, 2019 and certain funeral home businesses we intend to divest.

•	Divested/Planned Divested EBITDA is defined as Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.

•	Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.

•	Adjusted Basic Earnings Per Share is defined as GAAP Basic Earnings Per Share, adjusted for Special Items.

•	Adjusted Diluted Earnings Per Share is defined as GAAP Diluted Earnings Per Share, adjusted for Special Items.

•
Total Debt to EBITDA Multiple is defined as indebtedness under our bank credit facility, Convertible Subordinated Notes due 2021 and Senior Notes due 2026, acquisition debt and finance leases, to Adjusted Consolidated EBITDA.

Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Gross Profit is defined as Revenue less “Field costs and expenses” - a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, and iii) Regional and unallocated funeral and cemetery costs. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by Executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not openly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA and Cemetery Field EBITDA are not consolidated measures of profitability.
Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation of Field EBITDA to Gross Profit, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation of Consolidated EBITDA to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Reconciliation of Non-GAAP Financial Measures:
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income for the three months ended March 31, 2019 and 2020 and for the one month ended April 30, 2019 and 2020 (in thousands):

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
Net Income (Loss)	$6,525	$(4,197)	$2,987	$2,632
Special Items, Net of Tax, except for **
Acquisition and Divestiture Expenses	—	90	—	—
Severance and Retirement Costs	171	228	—	—
Accretion of Discount on Convertible Subordinated Notes **	57	65	20	22
Net Impact of Impairment of Goodwill and Other Intangibles(1)	—	9,757	—	—
Litigation Reserve	99	59	—	—
Natural Disaster Costs	—	111	—	256
Adjusted Net Income	$6,852	$6,113	$3,007	$2,910

 ** Special items are typically taxed at the federal statutory rate, except for the Accretion of the Discount on Convertible Subordinated Notes, as this is a non-tax deductible item and the Net Impact of Impairment of Goodwill and Other Intangibles (discussed below).

(1) The Net Impact of Impairment of Goodwill and Other Intangibles special item is net of the operating tax rate of 33.6%.
Reconciliation of Net Income (Loss) to Consolidated EBITDA and Adjusted Consolidated EBITDA for the three months ended March 31, 2019 and 2020 and for the one month ended April 30, 2019 and 2020 (in thousands):

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
Net Income (Loss)	$6,525	$(4,197)	$2,987	$2,632
Total Expense (Benefit) for Income Taxes	2,676	(2,150)	1,161	1,183
Income (Loss) Before Income Taxes	9,201	(6,347)	4,148	3,815
Interest Expense	6,328	8,428	2,088	2,788
Accretion of Discount on Convertible Subordinated Notes	57	65	20	22
Non-Cash Stock Compensation	585	831	212	277
Depreciation & Amortization	4,323	4,549	1,740	1,520
Goodwill and Other Intangibles	—	14,693	—	—
Other, Net	13	4	—	57
Consolidated EBITDA	$20,507	$22,223	$8,208	$8,479
Adjusted For:
Acquisition and Divestiture Expenses	—	114	—	—
Severance and Retirement Costs	217	288	—	—
Litigation Reserve	125	75	—	—
Natural Disaster Costs	—	140	—	324
Adjusted Consolidated EBITDA	$20,849	$22,840	$8,208	$8,803

Revenue	$69,081	$77,490	$24,565	$25,449

Adjusted Consolidated EBITDA Margin	30.2%	29.5%	33.4%	34.6%

Reconciliation of Funeral and Cemetery Gross Profit to Field EBITDA for the three months ended March 31, 2019 and 2020 and for the one month ended April 30, 2019 and 2020 (in thousands):

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
Funeral Gross Profit (GAAP)	$18,076	$4,311	$5,860	$7,019
Depreciation & Amortization	2,771	2,944	915	953
Regional & Unallocated Costs	2,320	2,326	850	759
Impairment of Goodwill and Other Intangibles	—	14,693	—	—
Less:
Funeral Financial EBITDA	(1,898)	(2,032)	(644)	(608)
Other Funeral EBITDA	—	(295)	—	(142)
Funeral Divested/Planned Divested EBITDA	(459)	(466)	(155)	(287)
Funeral Field EBITDA	$20,810	$21,481	$6,826	$7,694

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
Cemetery Gross Profit (GAAP)	$3,524	$4,167	$2,415	$1,634
Depreciation & Amortization	1,163	1,223	702	449
Regional & Unallocated Costs	469	430	178	249
Less:
Cemetery Financial EBITDA	(1,495)	(1,842)	(598)	(709)
Cemetery Field EBITDA	$3,661	$3,978	$2,697	$1,623
Components of Total Field EBITDA for the three months ended March 31, 2019 and 2020 and the one month ended April 30, 2019 and 2020 (in thousands):

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
Funeral Field EBITDA	$20,810	$21,481	$6,826	$7,694
Cemetery Field EBITDA	3,661	3,978	2,697	1,623
Funeral Financial EBITDA	1,898	2,032	644	608
Cemetery Financial EBITDA	1,495	1,842	598	709
Other Funeral EBITDA	—	295	—	142
Funeral Divested/Planned Divested EBITDA	459	466	155	287
Total Field EBITDA	$28,323	$30,094	$10,920	$11,063
Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share for the three months ended March 31, 2019 and 2020 and for the one month ended April 30, 2019 and 2020:

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
GAAP Basic Earnings (Loss) Per Share	$0.36	$(0.23)	$0.17	$0.15
Special Items	0.02	0.58	0.00	0.02
Adjusted Basic Earnings Per Share	$0.38	$0.35	$0.17	$0.17

Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share for the three months ended March 31, 2019 and 2020 and for the one month ended April 30, 2019 and 2020:

	For the Three Months Ended March 31,		For the One Month Ended April 30,
	2019	2020	2019	2020
GAAP Diluted Earnings (Loss) Per Share	$0.36	$(0.23)	$0.17	$0.15
Special Items	0.02	0.58	0.00	0.02
Adjusted Diluted Earnings Per Share	$0.38	$0.35	$0.17	$0.17

Supplemental Information:
Funeral homes and cemeteries purchased after December 31, 2015 are referred to as “Acquired” in our Trend Report. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on total company performance.
The presentation below highlights the impact of our 2015 Acquired Portfolio that moved from Acquired to Same Store beginning January 1, 2020 (in thousands):

	For the Three Months Ended March 31, 2019		For the Year Ended December 31, 2019
	Revenue	EBITDA	Revenue	EBITDA
2015 Acquired Portfolio	$1,139	$417	$4,612	$1,826
Reconciliation of Performance Outlook Scenario
Earlier in this press release, we present the Performance Outlook Scenario which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Performance Outlook Scenario is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented at the approximate midpoint of the range in this Performance Outlook Scenario.
Reconciliation of Net Income to Consolidated EBITDA and Field EBITDA for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Net Income	$14,533	$28,600	$24,500	$37,200	$44,000
Total Tax Expense	7,883	11,100	9,300	14,500	17,100
Pretax Income	22,416	39,700	33,800	51,700	61,100
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	25,763	32,000	33,400	24,200	23,500
Depreciation & Amortization, including Non-cash Stock Compensation and Other, Net	24,034	22,900	21,400	23,900	19,700
Consolidated EBITDA	$72,213	$94,600	$88,600	$99,800	$104,300
Overhead	37,554	35,400	29,200	36,000	37,900
Total Field EBITDA	$109,767	$130,000	$117,800	$135,800	$142,200

Revenue	$274,107	$317,000	$303,000	$323,000	$331,000
Total Field EBITDA Margin	40.0%	41.0%	38.9%	42.0%	43.0%

Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Consolidated EBITDA	$72,213	$94,600	$88,600	$99,800	$104,300
Special Items	4,374	—	900	—	—
Adjusted Consolidated EBITDA	$76,587	$94,600	$89,500	$99,800	$104,300

Revenue	$274,107	$317,000	$303,000	$323,000	$331,000
Adjusted Consolidated EBITDA Margin	27.9%	29.8%	29.5%	30.9%	31.5%
Reconciliation of Net Income to Adjusted Net Income for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Net Income	$14,533	$28,600	$24,500	$37,200	$44,000
Special Items	7,999	—	600	—	—
Adjusted Net Income	$22,532	$28,600	$25,100	$37,200	$44,000
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
GAAP Diluted Earnings Per Share	$0.80	$1.59	$1.37	$2.07	$2.44
Special Items	0.45	—	0.03	—	—
Adjusted Diluted Earnings Per Share	$1.25	$1.59	$1.40	$2.07	$2.44
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Pre-COVID 2020E	Post-COVID 2020E	2021E	2022E
Cash Flow Provided by Operating Activities	$36,820	$52,000	$48,900	$63,000	$71,000
Cash used for Maintenance Capital Expenditures	(8,795)	(9,000)	(5,500)	(9,000)	(9,000)
Special Items	9,374	—	600
Adjusted Free Cash Flow	$37,399	$43,000	$44,000	$54,000	$62,000

Revenue	$274,107	$317,000	$303,000	$323,000	$331,000
Adjusted Free Cash Flow Margin	13.6%	13.6%	14.5%	16.7%	18.7%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	our ability to find and retain skilled personnel;

•	our ability to execute our growth strategy;

•	the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;

•	the effects of competition;

•	changes in the number of deaths in our markets;

•	changes in consumer preferences;

•	our ability to generate preneed sales;

•	the investment performance of our funeral and cemetery trust funds;

•	fluctuations in interest rates;

•	our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

•	our ability to meet the timing, objectives and cost saving expectations related to anticipated financing activities

•	the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;

•	the financial condition of third-party insurance companies that fund our preneed funeral contracts;

•	increased or unanticipated costs, such as insurance or taxes;

•	our level of indebtedness and the cash required to service our indebtedness;

•	changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;

•	effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;

•	the potential impact of epidemics and pandemics, including the COVID-19 coronavirus (“COVID-19”), on customer preferences and on our business;

•	effects of litigation and burial practice claims;

•	consolidation of the funeral and cemetery industry;

•	our ability to integrate acquired businesses with our existing businesses; and

•	other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see (i) Part II, Item 1A “Risk Factors” in this Quarterly Report on Form 10-Q and (ii) Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.